     As filed with the Securities and Exchange Commission on March 19, 2003
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------
                            FALCONSTOR SOFTWARE, INC.

           Delaware                                               77-0216135
           --------                                               ----------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

           125 Baylis Road
           Melville, New York                                     11747
           ------------------                                     -----
(Address of principal executive offices)                        (Zip Code)

                    ---------------------------------------

                             2000 Stock Option Plan
                    1994 Outside Directors Stock Option Plan
                            (Full title of the plans)

                    ---------------------------------------

                                  ReiJane Huai
                      President and Chief Executive Officer
                            FalconStor Software, Inc.
                                 125 Baylis Road
                            Melville, New York 11747
                            ------------------------
                     (Name and address of agent for service)

                                  631-777-5188
                                  ------------
          (Telephone number, including area code, of agent for service)

                                 With a copy to:
                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    505 Park Avenue, New York, New York 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                     Proposed       Proposed
                                      Maximum        Maximum
    Title of          Amount         offering       Aggregate        Amount of
   Securities          to be           price        Offering       Registration
to be registered    registered(1)    per share        Price             fee
--------------------------------------------------------------------------------

Common Stock,
par value $.001
per share........    2,350,000       $4.00 (2)   $9,400,000 (2)     $864.80 (2)
                                                                            (3)
================================================================================

(1)         Pursuant to Rule 416(c) under the Securities Act of 1933, as amended
            (the "Securities  Act") this  Registration  Statement also covers an indeterminate  amount of interests to be offered or sold pursuant to the  employee  benefit  plan(s)  described  herein.  There  are also registered  hereby  such  indeterminate  number  of shares of Common
            Stock,  $.001 par value (the "Common  Stock") as may become issuable by reason of the  operation of the  anti-dilution  provisions of the
            FalconStor Software Inc. (the "Company") 2000 Stock Option Plan (the
            "2000  Plan") or the 1994 Outside  Directors  Stock Option Plan (the
            "1994 Plan").

(2)         Includes  505,318  shares with respect to which options were granted at an average  exercise  price of $4.04 per share and 120,416 shares with respect to which  options  were granted at an average  exercise price of $5.25 per  share.  With  respect  to the  remaining  shares available  for  issuance  under  the 2000  Plan  and the 1994  Plan, pursuant to Rule 457(h) under the Securities Act of 1933, as amended
            (the "Securities Act"), the offering price per share, solely for the purpose of determining the registration fee, is equal to the closing sale price of the  Company's  Common Stock as reported on the Nasdaq
            National Market on March 13, 2003 of $4.00 per share.

(3)         Registration  fees  were  previously  paid for the  registration  of
            8,662,296  shares  (Registration  No.  333-69834) and 150,000 shares
            (Registration  No.  33-83574) under the 2000 Plan and the 1994 Plan, respectively.  The fee being paid herewith  pertains to an aggregate of  2,350,000  shares of Common  Stock  issuable  upon  exercise  of options granted under the 2000 Plan and the 1994 Plan.

                                EXPLANATORY NOTE

            The Company has prepared this  Registration  Statement in accordance with  the  requirements  of Form S-8  under  the  Securities  Act,  to  register
2,000,000  shares of Common  Stock,  $.001 par value per share,  of the  Company issuable pursuant to the 2000 Plan of the Company,  and 350,000 shares of Common
Stock,  $.001 par value per share, of the Company issuable  pursuant to the 1994
Plan  of  the  Company.  The  Company  previously  registered  8,662,296  shares
(Registration  No.  333-69834) and 150,000 shares  (Registration  No.  33-83574)
under  the 2000  Plan and the  1994  Plan,  respectively.  Pursuant  to  General
Instruction  E to Form S-8,  the contents of the prior  registration  statements relating to each of the 2000 Plan and the 1994 Plan,  and all  periodic  reports that the Registrant filed after such Registration Statements to maintain current information about the Registrant are hereby incorporated by reference.

            This Form S-8 includes a Reoffer  Prospectus  prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer  Prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to the (i) 2000 Plan and (ii) the 1994 Plan, the shares of which were previously registered.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The  Company  will  provide  documents  containing  the  information specified in Part I of Form S-8 to  employees  as  specified  by Rule  428(b)(1)
under the Securities Act.  Pursuant to the instructions to Form S-8, the Company is not  required  to file these  documents  either as part of this  Registration
Statement or as  prospectuses  or  prospectus  supplements  pursuant to Rule 424 under the Securities Act.

                                   PROSPECTUS

                                2,350,000 SHARES
                            FALCONSTOR SOFTWARE, INC.
                         Common Stock ($.001 par value)

            This prospectus relates to the reoffer and resale by certain selling stockholders  of  shares  of our  Common  Stock  that may be issued by us to the selling  stockholders  upon the exercise of stock options granted under our 2000
Stock Option Plan or our 1994 Outside Directors Stock Option Plan. We previously registered  the offer and sale of the shares to the selling  stockholders.  This
Prospectus also relates to certain  underlying  options that have not as of this date been granted.  If and when such options are granted to persons  required to use the prospectus to reoffer and resell the shares underlying such options,  we will  distribute a prospectus  supplement.  The shares are being  reoffered  and resold for the account of the selling  stockholders  and we will not receive any of the proceeds from the resale of the shares.

            The selling  stockholders  have  advised us that the resale of their shares  may be  effected  from time to time in one or more  transactions  on the
Nasdaq  National  Market,  in negotiated  transactions  or otherwise,  at market prices prevailing at the time of the sale or at prices otherwise negotiated. See
"Plan  of  Distribution."  We will  bear all  expenses  in  connection  with the preparation of this prospectus.

            Our Common Stock is listed on the Nasdaq National  Market.  On March
18,  2003,  the closing  price for the Common  Stock,  as reported by the Nasdaq
National Market, was $ 4.23.

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.

--------------------------------------------------------------------------------

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  THEY
HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD
BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 19, 2003.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES................................................13

                       WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and special reports, proxy statements and other information with the Securities and Exchange  Commission (the "SEC").  You
may read and  copy any  document  we file at the  SEC's  public  reference  room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington,  D.C. 20549. You
may obtain further  information on the operation of the public reference room by calling the SEC at  1-800-SEC-0330.  Our SEC filings are also  available  to the public over the  Internet at the SEC's Web site at  http://www.sec.gov.  You may also request  copies of such  documents,  upon payment of a duplicating  fee, by writing to the SEC at 450 Fifth Street, N.W.,  Washington,  D.C. 20549. Reports,
proxy  statements and other  information  concerning us can also be inspected at the Nasdaq National Market Operations, 1735 K Street, N.W., Washington, D.C. You
may also find recent documents we filed on our website at www.falconstor.com.

                           INCORPORATION BY REFERENCE

            The SEC allows us to  incorporate  by reference the  information  we file with it, which means that we can disclose  important  information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this  prospectus,  and  information  that we file later with the SEC will  automatically  update  and  supersede  this  information.  We incorporate by reference the documents  listed below and any future filings made by us with the SEC under Sections  13(a),  13(c),  14 or 15(d) of the Securities
Exchange Act of 1934,  until the sale of all the shares of Common Stock that are part of this offering.  The documents we are  incorporating  by reference are as follows:

            (1) Our Annual  Report on Form 10-K for the year ended  December 31,
2002;

            (2) Our Current Report on Form 8-K filed on January 29, 2003;

            (3)  The   description   of  our  Common  Stock   contained  in  our
registration  statement  on Form 8-A  declared  effective by the SEC on June 28,
1994, including any amendments or reports filed for the purpose of updating that description.

            You may request a copy of these  filings,  excluding the exhibits to such filings which we have not  specifically  incorporated  by reference in such filings, at no cost, by writing or telephoning us at the following address:

                                    FalconStor Software, Inc.
                                    125 Baylis Road
                                    Melville, New York  11747
                                    Attention: Chief Financial Officer
                                    (631) 777-5188

                              ABOUT THIS PROSPECTUS

            This  prospectus is part of a  registration  statement we filed with the SEC. You should rely only on the  information  provided or  incorporated  by reference in this prospectus or any related  supplement.  We have not authorized anyone else to provide you with different information.  The Selling Stockholders will not make an offer of these  shares  in any  state  where  the  offer is not permitted.  You should not assume that the information in this prospectus or any supplement  is accurate as of any other date than the date on the front of those documents.

                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF
RISK.  YOU SHOULD  CAREFULLY  CONSIDER THE FOLLOWING  RISK  FACTORS,  AS WELL AS
INFORMATION  CONTAINED AND  INCORPORATED BY REFERENCE IN THIS PROSPECTUS  BEFORE
DECIDING TO INVEST IN OUR COMMON STOCK.

WE HAVE HAD LIMITED REVENUES AND A HISTORY OF LOSSES,  AND WE MAY NOT ACHIEVE OR
MAINTAIN PROFITABILITY.

            Due to the early stage of our product,  we have had limited revenues and a history of losses.  For the years ended December 31, 2002 and 2001, we had revenues of $10.6  million and $5.6 million,  respectively.  The increase in our revenues  from 2001 to 2002 is  primarily  due to the  release of our  principal product at the end of the second  quarter of 2001. For the period from inception
(February  10, 2000) through  December 31, 2002 and for the year ended  December
31, 2002, we had a net loss of $23.7 million and $11.5 million, respectively. We have signed contracts with resellers and original  equipment  manufacturers,  or
OEMs,  and believe  that as a result of these  contracts,  our  revenues  should increase in the future.  Our business model depends upon signing agreements with additional OEM  customers,  further  developing our reseller sales channel,  and expanding  our direct sales force.  Any  difficulty  in obtaining  these OEM and reseller  customers or in attracting  qualified  sales personnel will hinder our ability to generate additional revenues and achieve or maintain profitability.

FAILURE TO ACHIEVE  ANTICIPATED  GROWTH COULD HARM OUR  BUSINESS  AND  OPERATING
RESULTS.

            Achieving our anticipated growth will depend on a number of factors, some of which include:

            o  retention of key management, marketing and technical personnel;

            o  our ability to increase  our  customer  base and to increase  the sales of our products; and

            o  competitive  conditions in the storage networking  infrastructure software market.

            We cannot assure you that the  anticipated  growth will be achieved.
The failure to achieve  anticipated  growth could harm our  business,  financial condition and operating results.

DUE  TO  THE  UNCERTAIN  AND  SHIFTING   DEVELOPMENT  OF  THE  NETWORK   STORAGE
INFRASTRUCTURE  SOFTWARE MARKET,  WE MAY HAVE DIFFICULTY  ACCURATELY  PREDICTING
REVENUE FOR FUTURE PERIODS AND APPROPRIATELY BUDGETING FOR EXPENSES.

            Due to the  early  stage  of our  product,  we have  only a  limited history from which to predict our revenue.  This limited  operating  experience, combined with the rapidly evolving nature of the network storage  infrastructure software  market in which we sell our products and other factors that are beyond our control, reduces our ability to accurately forecast our quarterly and annual revenue. However, we use our forecasted revenue to establish our expense budget.
Most of our  expenses  are fixed in the short  term or  incurred  in  advance of anticipated revenue. As a result, we may not be able to decrease our expenses in a timely manner to offset any shortfall in revenue.

GLOBAL  ECONOMIC  CONDITIONS  MAY  CONTINUE  TO  ERODE,  WHICH  COULD  RESULT IN
DECREASED REVENUES.

            The  macroeconomic  environment and capital  spending on information technology  have continued to erode,  resulting in continued  uncertainty in our revenue  expectations.  The  operating  results  of our  business  depend on the overall demand for network storage  infrastructure  software.  Because our sales are primarily to major  corporate  customers  whose  businesses  fluctuate  with general  economic and  business  conditions,  continued  soft demand for network storage  infrastructure  software  caused by a weakening  economy and  budgetary constraints may result in decreased revenues. Customers may continue to defer or to reconsider  purchasing  our software if they continue to experience a lack of growth  in their  business  or if the  general  economy  fails to  significantly improve, resulting in a lack of demand for our product.

THE MARKETS FOR STORAGE AREA  NETWORKS,  NETWORK  ATTACHED  STORAGE,  AND DIRECT
ATTACHED STORAGE ARE NEW AND UNCERTAIN,  AND OUR BUSINESS WILL SUFFER IF THEY DO
NOT DEVELOP AS WE EXPECT.

            The rapid adoption of Storage Area Networks (SAN),  Network Attached
Storage (NAS), and Direct Attached  Storage (DAS) storage  solutions is critical to our future  success.  The markets for SAN,  NAS and DAS  solutions  are still unproven,  making it difficult to predict their potential sizes or future growth rates.  Most  potential  customers  have made  substantial  investments in their current  storage  networking  infrastructure,  and they may elect to remain with current network architectures or to adopt new architecture, in limited stages or over extended periods of time. We are uncertain  whether a viable market for our products will develop or be  sustainable.  If these markets fail to develop,  or develop  more slowly  than we expect,  our  business,  financial  condition  and results of operations would be adversely affected.

IF WE ARE UNABLE TO DEVELOP AND MANUFACTURE NEW PRODUCTS THAT ACHIEVE ACCEPTANCE
IN THE NETWORK STORAGE INFRASTRUCTURE SOFTWARE MARKET, OUR OPERATING RESULTS MAY
SUFFER.

            The network  storage  infrastructure  software  market  continues to evolve and as a result there is continuing demand for new products. Accordingly, we may need to develop and  manufacture  new products  that  address  additional
network   storage   infrastructure   software   market   segments  and  emerging
technologies to remain competitive in the data storage software industry. We are
uncertain   whether  we  will   successfully   qualify   new   network   storage
infrastructure   software  products  with  our  customers  by  meeting  customer performance and quality specifications or quickly achieve high volume production of storage networking  infrastructure  software products. Any failure to address additional  market  segments  could harm our business,  financial  condition and operating results.

OUR  PRODUCTS  MUST  CONFORM TO  INDUSTRY  STANDARDS  IN ORDER TO BE ACCEPTED BY
CUSTOMERS IN OUR MARKETS.

            Our current  products are only one part of a SAN, NAS or DAS storage system.  All  components  of these  systems  must comply with the same  industry standards in order to operate together efficiently.  We depend on companies that provide other components of these systems to conform to industry standards. Some industry  standards  may not be widely  adopted or  implemented  uniformly,  and competing  standards  may emerge that may be preferred  by OEM  customers or end users.  If other  providers  of  components  do not  support  the same  industry standards  as we do, or if  competing  standards  emerge,  our  products may not achieve market acceptance, which would adversely affect our business.

OUR COMPLEX  PRODUCTS  MAY HAVE ERRORS OR DEFECTS  THAT COULD  RESULT IN REDUCED
DEMAND FOR OUR PRODUCTS OR COSTLY LITIGATION.

            Our IPStor  platform  is complex  and is  designed to be deployed in large and complex networks.  Many of our customers have unique  infrastructures, which may require additional  professional services in order for our software to work within  their  infrastructure.  Because our  products  are  critical to the networks of our customers,  any  significant  interruption in their service as a result of defects in our product within our customers'  networks could result in lost profits or damage to our customers.  These problems could cause us to incur significant  service and  warranty  costs,  divert  engineering  personnel  from product  development  efforts and  significantly  impair our ability to maintain existing  customer  relationships  and attract new  customers.  In  addition,  a product  liability  claim,  whether  successful  or not,  would  likely  be time consuming  and  expensive  to  resolve  and  would  divert  management  time and attention.  Further,  if we are unable to fix the errors or other  problems that may be  identified in full  deployment,  we would likely  experience  loss of or delay in revenues and loss of market share and our business and prospects  would suffer.

OUR OEM  CUSTOMERS  REQUIRE  OUR  PRODUCTS  TO UNDERGO A LENGTHY  AND  EXPENSIVE
QUALIFICATION PROCESS THAT DOES NOT ASSURE PRODUCT SALES.

            Prior to offering our products for sale,  our OEM customers  require that each of our products  undergo an  extensive  qualification  process,  which involves  interoperability testing of our product in the OEM's system as well as rigorous reliability testing. This qualification of a product by an OEM does not assure any sales of the product to the OEM. Despite this uncertainty,  we devote substantial resources, including sales, marketing and management efforts, toward qualifying  our products with OEMs in  anticipation  of sales to them. If we are unsuccessful  or delayed in qualifying any products with an OEM, such failure or delay would preclude or delay sales of that product to the OEM, which may impede our ability to grow our business.

THE NETWORK STORAGE  INFRASTRUCTURE  SOFTWARE  MARKET IS HIGHLY  COMPETITIVE AND
INTENSE COMPETITION COULD NEGATIVELY IMPACT OUR BUSINESS.

            The network  storage  infrastructure  software  market is  intensely competitive  even during periods when demand is stable.  Some of our current and potential  competitors have longer operating  histories,  significantly  greater resources,  broader name  recognition  and a larger  installed base of customers than we have. Those  competitors and other potential  competitors may be able to establish or to expand network storage  infrastructure  software  offerings more quickly,  adapt to new technologies and customer  requirements  faster, and take advantage of acquisition and other opportunities more readily.

            Our competitors also may:

            o   consolidate   or   establish   strategic   relationships   among
                themselves to lower their product costs or to otherwise  compete more effectively against us; or

            o   bundle their products with other products to increase demand for their products.

In  addition,  some OEMs with whom we do business,  or hope to do business,  may enter the market  directly  and  rapidly  capture  market  share.  If we fail to compete  successfully  against  current  or future  competitors,  our  business, financial condition and operating results may suffer.

OUR FUTURE QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY,  WHICH COULD CAUSE OUR
STOCK PRICE TO DECLINE.

            Our future performance will depend on many factors, including:

            o   the  timing  of  securing  software  license  contracts  and the delivery of software and related revenue recognition;

            o   the average unit selling price of our products;

            o   existing  or new  competitors  introducing  better  products  at competitive prices before we do;

            o   our ability to manage  successfully  the  complex and  difficult process of qualifying our products with our customers;

            o   our customers canceling,  rescheduling or deferring  significant orders for our products,  particularly  in  anticipation  of new products or enhancements from us or our competitors;

            o   import or export restrictions on our proprietary technology; and

            o   personnel changes.

            Many of our expenses are relatively fixed and difficult to reduce or modify.  As a result,  the fixed nature of our expenses will magnify any adverse effect of a decrease in revenue on our operating results.

OUR BOARD OF DIRECTORS MAY  SELECTIVELY  RELEASE SHARES OF OUR COMMON STOCK FROM
LOCK-UP RESTRICTIONS.

            Currently,  approximately 1.9 million shares of our common stock are subject to  contractual  lock-up  restrictions  expiring on April 30, 2003,  and approximately 26.8 million shares of our common stock are subject to contractual lock-up restrictions  expiring on April 30, 2004. Our board of directors may, in its sole  discretion,  release any or all of the shares of our common stock from lock-up  restrictions  at any time with or without  notice.  Any release of such shares from lock-up  restrictions may be applied on a proportionate or selective basis. If the release is selectively  applied, the stockholders whose shares are not  released  will be forced to hold such shares while other  stockholders  may sell.  In addition,  the release of any of such shares  could  depress our stock price.  Our  board  of  directors  has  agreed  to a  phased  release  of  up to approximately  2.0 million  shares  between  November 1, 2002 and April 1, 2004, from the shares that are subject to contractual lock-up restrictions expiring on
April 30, 2004.

OUR STOCK PRICE MAY BE VOLATILE

            The market price of our common  stock has been  volatile in the past and may be volatile in the future.  For example,  during the year ended December
31, 2002, the market price of our common stock as quoted on the NASDAQ  National
Market  System  fluctuated  between  $3.61 and $11.97.  The market  price of our common stock may be significantly affected by the following factors:

            o  actual or anticipated fluctuations in our operating results;

            o   failure to meet financial estimates;

            o   changes  in market  valuations  of other  technology  companies, particularly  those  in the  storage  networking  infrastructure software market;

            o   announcements by us or our competitors of significant  technical
                innovations,   acquisitions,   strategic   partnerships,   joint
                ventures or capital commitments;

            o   loss of one or more key OEM customers; and

            o  departures of key personnel.

The  stock  market  has  experienced  extreme  volatility  that  often  has been unrelated to the performance of particular companies.  These market fluctuations may cause our stock price to fall regardless of our performance.

WE HAVE A SIGNIFICANT  AMOUNT OF AUTHORIZED BUT UNISSUED  PREFERRED STOCK, WHICH
MAY AFFECT THE LIKELIHOOD OF A CHANGE OF CONTROL IN OUR COMPANY.

            Our Board of Directors has the authority,  without further action by the  stockholders,  to issue up to 2,000,000  shares of preferred  stock on such terms and with such rights,  preferences and  designations,  including,  without limitation  restricting  dividends on our common  stock,  dilution of the voting power of our common stock and impairing the liquidation rights of the holders of our  common  stock,  as  the  Board  may  determine  without  any  vote  of  the stockholders.  Issuance  of such  preferred  stock,  depending  upon the rights, preferences and designations thereof may have the effect of delaying,  deterring or  preventing  a  change  in  control.  In  addition,  certain  "anti-takeover"
provisions of the Delaware  General  Corporation  Law,  among other things,  may restrict  the  ability  of our  stockholders  to  authorize  a merger,  business combination  or change of  control.  Finally,  we have  entered  into  change of control agreements with certain executives.

WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING OPTIONS, THE EXERCISE OF WHICH WOULD
DILUTE THE THEN-EXISTING STOCKHOLDERS' PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

            As of December 31, 2002, we have outstanding  options to purchase an aggregate of 9,387,579 shares of our common stock at a weighted average exercise price of $3.55 per share.

            The  exercise of all of the  outstanding  options  would  dilute the then-existing  stockholders' percentage ownership of common stock, and any sales in the public  market of the common  stock  issuable  upon such  exercise  could adversely affect  prevailing market prices for the common stock.  Moreover,  the terms upon which we would be able to obtain  additional  equity capital could be adversely  affected  because the holders of such  securities  can be expected to exercise or convert them at a time when we would, in all likelihood,  be able to obtain any needed  capital on terms more  favorable  than those provided by such securities.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

            Our success is dependent upon our proprietary technology. Currently, the IPStor  software suite is the core of our  proprietary  technology.  We have nine pending patent  applications  and multiple pending  trademark  applications related to our IPStor product. We cannot predict whether we will receive patents for our pending or future  patent  applications,  and any patents that we own or that  are  issued  to us may be  invalidated,  circumvented  or  challenged.  In addition,  the laws of certain  countries in which we sell and  manufacture  our products,  including various countries in Asia, may not protect our products and intellectual  property  rights  to the same  extent  as the  laws of the  United
States.

            We also rely on trade secret,  copyright and trademark laws, as well as the confidentiality and other restrictions  contained in our respective sales contracts  and  confidentiality  agreements to protect our  proprietary  rights.
These legal protections afford only limited protection.

OUR  TECHNOLOGY  MAY BE  SUBJECT  TO  INFRINGEMENT  CLAIMS  THAT  COULD HARM OUR
BUSINESS.

            We may become subject to litigation  regarding  infringement  claims alleged by third parties.  If an action is commenced  against us, our management may have to devote  substantial  attention and resources to defend these claims.
An  unfavorable  result for the Company could have a material  adverse effect on our business,  financial  condition  and  operating  results and could limit our ability to use our intellectual property.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY CAUSE US TO BECOME INVOLVED
IN COSTLY AND LENGTHY LITIGATION, WHICH COULD SERIOUSLY HARM OUR BUSINESS.

            In recent years, there has been significant litigation in the United
States involving  patents,  trademarks and other  intellectual  property rights.
Legal  proceedings  could  subject us to  significant  liability  for damages or invalidate our intellectual  property rights. Any litigation,  regardless of its outcome,  would  likely be time  consuming  and  expensive  to resolve and would divert  management's  time and attention.  Any potential  intellectual  property litigation against us could force us to take specific actions, including:

            o   cease selling our products that use the challenged  intellectual property;

            o   obtain  from the owner of the  infringed  intellectual  property right  a  license  to sell or use  the  relevant  technology  or trademark,  which  license may not be  available  on  reasonable terms, or at all; or

            o   redesign  those   products  that  use  infringing   intellectual
                property or cease to use an infringing product or trademark.

THE LOSS OF ANY OF OUR KEY PERSONNEL COULD HARM OUR BUSINESS.

            Our success  depends  upon the  continued  contributions  of our key employees,  many of whom would be extremely difficult to replace. We do not have key person life  insurance on any of our  personnel  Worldwide  competition  for skilled  employees in the network storage  infrastructure  software  industry is extremely intense.  If we are unable to retain existing employees or to hire and integrate new employees, our business, financial condition and operating results could suffer.  In addition,  companies  whose  employees  accept  positions with competitors  often  claim that the  competitors  have  engaged in unfair  hiring practices. We may be the subject of such claims in the future as we seek to hire qualified  personnel  and could  incur  substantial  costs  defending  ourselves against those claims.

NETWORK  PERIPHERALS  INC. HAS  LIABILITIES  AND ONGOING  OBLIGATIONS TO CERTAIN
CUSTOMERS AND SUPPLIERS AS A RESULT OF THE WINDING DOWN OF ITS BUSINESS.

            Network  Peripherals  Inc.  had  existing  agreements  with  certain suppliers and customers.  NPI may have liabilities to certain existing customers and suppliers as a result of the termination of these  agreements.  We cannot be sure that our efforts to remove all such liability will be successful.

WE MAY NOT SUCCESSFULLY INTEGRATE THE PRODUCTS, TECHNOLOGIES OR BUSINESSES FROM,
OR REALIZE THE INTENDED BENEFITS OF ACQUISITIONS.

            We have  made,  and may  continue  to  make,  acquisitions  of other companies or their assets.  Integration of the acquired  products,  technologies and businesses,  could divert  management's time and resources.  Further, we may not be able  to  properly  integrate  the  acquired  products,  technologies  or businesses,  with our  existing  products  and  operations,  train,  retain  and
motivate  personnel  from  the  acquired  businesses,   or  combine  potentially
different corporate  cultures.  If we are unable to fully integrate the acquired products,  technologies or businesses,  or train,  retain and motivate personnel from the acquired  businesses,  we may not receive the intended  benefits of the acquisitions,  which could harm our  business,  operating  results and financial condition.

LONG TERM CHARACTER OF INVESTMENTS.

            We made an investment in Network-1  Security  Solutions,  Inc.,  and were  required  to  record  an  impairment  charge  of $2.3  million  from  this investment  in the year ended  December  31,  2002.  Despite  this loss,  we may continue to make  equity  investments  in other  entities  (although  we have no agreements,  commitments or  understandings  with respect to equity  investments other than our investment in Network-1  Security  Solutions,  Inc.). Our present and future equity  investments may never appreciate in value, and are subject to normal risks associated with equity investments in businesses. These investments may  involve  technology  risks as well as  commercialization  risks and  market risks.  As a  result,  we may be  required  to write  down  some or all of these investments in the future.

UNKNOWN FACTORS

            Additional risks and  uncertainties of which we are unaware or which currently we deem immaterial also may become important factors that affect us.

                                   THE COMPANY

            FalconStor  was   incorporated   in  Delaware  for  the  purpose  of
developing,  manufacturing and selling network storage  infrastructure  software solutions and providing  related  maintenance,  implementation  and  engineering services. Our unique approach to storage networking enables companies to embrace state-of-art  equipment (based on SCSI, Fibre Channel or iSCSI) from any storage manufacturer  without  rendering  their existing or legacy  solutions  obsolete.
Several  strategic  partners  have  recognized  the  industrial  strength of our flagship  software,  IPStor(R),  and utilized it to power their special  purpose storage  appliances to perform Real Time Data Migration,  Data Replication,  and other advanced  storage  services.  IPStor  leverages high  performance IP or FC based networks to help corporate IT aggregate  storage  capacity and contain the run-away  cost  of  administering  mission-critical  storage  services  such  as snapshot, backup, data replication, and other storage services, in a distributed environment.  Over 300 customers  around the world have  deployed  IPStor in the production  environment to manage storage infrastructure with minimal TCO (Total
Cost of Ownership) and optimal ROI (Return on Investment).

            Our  principal  executive  offices are  located at 125 Baylis  Road,
Melville, New York 11747. Our telephone number is (631) 777-5188.

                                 USE OF PROCEEDS

            The shares of Common Stock offered  hereby are being  registered for the account of the  selling  stockholders  identified  in this  prospectus.  See
"Selling  Stockholders." All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales of Common Stock. We will, however,  receive the exercise price of the options at the time of their  exercise.  Such proceeds will be  contributed to working  capital and will be used for general  corporate purposes.

                              SELLING STOCKHOLDERS

            This  Prospectus  relates to the reoffer and resale of shares issued or that may be issued to the selling  stockholders  under our 2000 Stock  Option
Plan and our 1994 Outside Directors Stock Option Plan.

            The  following  table  sets forth (i) the number of shares of Common
Stock beneficially owned by each selling  stockholder at February 28, 2003, (ii)
the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying  options held by each selling  stockholder irrespective  of whether such options are presently  exercisable  or exercisable within sixty days of February 28, 2003),  and (iii) the number and percentage of shares  of our  Common  Stock  to be  held  by each  selling  stockholder  after completion of the offering.

                                    Number of
                                    shares of                              Number of
                                   Common Stock                            shares of         Percentage
                                   Beneficially                          Common Stock      of Class to be
                                     Owned at       Number of Shares        After           Owned After
                                   February 28,     to be Offered for    Completion of     Completion of
Name                                 2003 (1)          Resale (2)        the Offering      the Offering

Lawrence S. Dolin (3)                 45,000            60,000             40,000               *

Steven R. Fischer (4)                  9,500            60,000              4,500               *

Steven H. Owings (5)                  63,030            60,000             58,030               *

Jacob Ferng (6)                      190,570           368,458             95,285               *

Wayne Lam (7)                        238,572           513,743             48,003               *

*Less than one percent

(1)   A person is deemed to be the beneficial  owner of voting  securities  that can be acquired  by such person  within 60 days after the date hereof upon
      the  exercise  of  options,  warrants  or  convertible  securities.   Each
      beneficial  owner's  percentage  ownership is  determined by assuming that options,  warrants or convertible  securities that are held by such person
      (but  not  those  held  by  any  other  person)  and  that  are  currently exercisable  (i.e.,  that are  exercisable  within  60 days  from the date hereof) have been exercised.  Unless  otherwise noted, we believe that all persons  named in the table  have sole  voting and  investment  power with respect to all shares beneficially owned by them.

(2)   Consists of shares  issuable  upon the exercise of options both  currently and not currently exercisable.

(3)   Based on information  contained in a Form 5 filed by Mr. Dolin and certain other  information.  Consists of (i) 40,000 shares held by Northern  Union
      Club and (ii) 5,000  shares of Common  Stock  issuable  upon  exercise  of options that are currently  exercisable or will be  exercisable  within 60 days of  February  28,  2003.  Mr.  Dolin is a  general  partner  of Mordo
      Partners,  which is a general  partner of Northern  Union Club.  Mr. Dolin disclaims  beneficial  ownership of the securities  held by Northern Union
      Club, except to the extent of his equity interest  therein.  Mr. Dolin has been a Director of the Company since August 2001.

(4)   Based  on  information  contained  in a Form 5 filed  by Mr.  Fischer  and certain  other  information.  Consists  of (i)  4,500  shares  held by Mr.
      Fischer and (ii) 5,000 shares of Common Stock  issuable  upon  exercise of options that are currently  exercisable or will be  exercisable  within 60 days of February 28, 2003.  Excludes  1,000 shares of Common Stock held by
      Mr.  Fischer  as a  custodian  for his  daughter.  Mr.  Fischer  disclaims beneficial  ownership  of the  securities  held  as a  custodian  for  his daughter, except to the extent of his equity interest therein. Mr. Fischer has been Director of the Company since August 2001.

                                       10

(5)   Based on information contained in a Form 5 filed by Mr. Owings and certain other  information.  Consists of (i) 58,030  shares held by Mr. Owings and
      (ii) 5,000 shares of Common Stock  issuable  upon exercise of options that are  currently  exercisable  or  will  be  exercisable  within  60 days of
      February 28,  2003.  Mr.  Owings has been a Director of the Company  since
      August 2001.

(6)   Based on information  contained in a Form 4 filed by Mr. Ferng and certain other  information.  Consists of (i) 95,285  shares held by Mr.  Ferng and
      (ii) 95,285 shares of Common Stock  issuable upon exercise of options that are  currently  exercisable  or  will  be  exercisable  within  60 days of
      February 28,  2003.  Mr.  Ferng has served as a vice  president  and chief financial  officer of the Company and its predecessor  entity since August
      2000.

(7)   Based on  information  contained  in a Form 4 filed by Mr. Lam and certain other information.  Consists of (i) 48,003 shares held by Mr. Lam and (ii)
      190,569  shares of Common Stock issuable upon exercise of options that are currently  exercisable or will be  exercisable  within 60 days of February
      28, 2003. Mr. Lam has served as vice president of marketing of the Company and its predecessor entity since April 2000.

                              PLAN OF DISTRIBUTION

            This  offering  is  self-underwritten;  neither  we nor the  selling stockholders  have employed an  underwriter  for the sale of Common Stock by the selling  stockholders.  We  will  bear  all  expenses  in  connection  with  the preparation of this Prospectus.  The selling stockholders will bear all expenses associated with the sale of the Common Stock.

            The  selling  stockholders  may offer their  shares of Common  Stock directly  or  through  pledgees,  donees,  transferees  or other  successors  in interest in one or more of the following transactions:

            o   On any stock exchange on which the shares of Common Stock may be listed at the time of sale
            o   In negotiated transactions
            o   In the over-the-counter market
            o   In a combination of any of the above transactions

            The selling  stockholders  may offer their shares of Common Stock at any of the following prices:

            o   Fixed prices which may be changed
            o   Market prices prevailing at the time of sale
            o   Prices related to such prevailing market prices
            o   At negotiated prices

                                       11

            The selling  stockholders  may effect such  transactions  by selling shares to or through  broker-dealers,  and all such  broker-dealers  may receive compensation  in the form of discounts,  concessions,  or  commissions  from the selling  stockholders  and/or the  purchasers of shares of Common Stock for whom such  broker-dealers  may act as agents or to whom they sell as  principals,  or both (which compensation as to a particular  broker-dealer might be in excess of customary commissions).

            Any   broker-dealer   acquiring   Common   Stock  from  the  selling
stockholders  may sell the shares either directly,  in its normal  market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such  sales  may be at  prices  then  prevailing  on the  Nasdaq
National  Market or at prices  related to such  prevailing  market  prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders and any broker-dealers  that act in connection with the sale of the
Common Stock hereunder might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal  might be deemed to be  underwriting discounts and  commissions  under the Securities Act. Any such  commissions,  as well as other  expenses  incurred by the  selling  stockholders  and  applicable transfer taxes, are payable by the selling stockholders.

            The selling  stockholders  reserve the right to accept, and together with any  agent of the  selling  stockholder,  to reject in whole or in part any proposed  purchase of the shares of Common Stock. The selling  stockholders will pay any sales  commissions  or other  seller's  compensation  applicable to such transactions.

            We have not  registered  or qualified  offers and sales of shares of the Common Stock under the laws of any country, other than the United States. To comply  with  certain  states'  securities  laws,  if  applicable,  the  selling stockholders  will  offer  and  sell  their  shares  of  Common  Stock  in  such jurisdictions  only  through  registered  or  licensed  brokers or  dealers.  In addition,  in certain  states  the  selling  stockholders  may not offer or sell shares of Common Stock unless we have  registered  or qualified  such shares for sale in such  states  or we have  complied  with  an  available  exemption  from registration or qualification.

            The selling shareholders have represented to us that any purchase or sale of shares of Common Stock by them will comply with Regulation M promulgated under the  Securities  Exchange Act of 1934,  as amended.  In general,  Rule 102 under  Regulation M prohibits any person  connected with a  distribution  of our
Common Stock (a  "Distribution")  from  directly or  indirectly  bidding for, or purchasing for any account in which he or she has a beneficial interest,  any of our Common Stock or any right to purchase our Common Stock,  for a period of one business  day before and after  completion  of his or her  participation  in the distribution (we refer to that time period as the "Distribution Period").

            During  the  Distribution   Period,  Rule  104  under  Regulation  M
prohibits  the  selling  shareholders  and  any  other  persons  engaged  in the
Distribution from engaging in any stabilizing bid or purchasing our Common Stock except for the purpose of  preventing  or retarding a decline in the open market price of our Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling  shareholders will be  reoffering  and  reselling  our Common  Stock at the  market,  Rule 104 prohibits them from effecting any stabilizing  transaction in  contravention  of
Rule 104 with respect to our Common Stock.

                                       12

            There can be no assurance  that the selling  shareholders  will sell any or all of the shares offered by them hereunder or otherwise.

                                  LEGAL MATTERS

            Certain legal matters in connection  with the issuance of the shares of Common Stock  offered  hereby have been passed upon for the Company by Olshan
Grundman  Frome  Rosenzweig & Wolosky LLP, 505 Park Avenue,  New York,  New York
10022.  Steven Wolosky,  a member of Olshan Grundman Frome  Rosenzweig & Wolosky
LLP, holds 67,674 shares of Common Stock in the Company.

                                     EXPERTS

            The consolidated  financial statements of FalconStor Software,  Inc.
as of December 31, 2002, and 2001,  and for the period from inception  (February
10, 2000) through  December 31, 2000, and each of the years in the 2-year period ended December 31, 2002, have been  incorporated by reference in this Prospectus and in the  registration  statement  in  reliance  upon the  report of KPMG LLP, independent certified public accountants,  incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

            We have filed with the SEC two  Registration  Statements on Form S-8 under the Securities Act with respect to the Shares offered hereby.  For further information  with  respect to the Company  and the  securities  offered  hereby, reference is made to the Registration  Statements.  Statements contained in this
Prospectus  as to the  contents  of any  contract  or  other  document  are  not necessarily  complete,  and in each  instance,  reference is made to the copy of such contract or document  filed as an exhibit to the  Registration  Statements, each such statement being qualified in all respects by such reference.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act may be permitted to directors,  officers or persons  controlling the Company, the Company has been advised that it is the SEC's opinion that such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       13

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to  incorporate  by reference the  information  we file with it, which means that we can disclose  important  information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this  prospectus,  and  information  that we file later with the SEC will  automatically  update  and  supersede  this  information.  We incorporate by reference the documents  listed below and any future filings made by us with the SEC under Sections  13(a),  13(c),  14 or 15(d) of the Securities
Exchange Act of 1934,  until the sale of all the shares of Common Stock that are part of this offering.  The documents we are  incorporating  by reference are as follows:

            (1) Our Annual  Report on Form 10-K for the year ended  December 31,
2002;

            (2) Our Current Report on Form 8-K filed on January 29, 2003;

            (3)  The   description   of  our  Common  Stock   contained  in  our
registration  statement  on Form 8-A  declared  effective by the SEC on June 28,
1994, including any amendments or reports filed for the purpose of updating that description.

ITEM 4.  DESCRIPTION OF SECURITIES

            Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

            Steven  Wolosky,  a member of Olshan  Grundman  Frome  Rosenzweig  &
Wolosky LLP, holds 67,674 shares of Common Stock of the Company.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

            As permitted by the Delaware General  Corporation Law ("DGCL"),  the
Company's  Certificate  of  Incorporation,   as  amended,  limits  the  personal
liability  of a director  or officer to the  Company  for  monetary  damages for breach of fiduciary duty of care as a director.  Liability is not eliminated for
(i)  any  breach  of the  director's  duty  of  loyalty  to the  Company  or its stockholders,  (ii)  acts  or  omissions  not in good  faith  or  which  involve intentional  misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions  pursuant to Section 174 of the DGCL, or (iv) any  transaction  from which the director  derived an improper  personal benefit.

                                       II-1

DELAWARE LAW

            The Company is subject to Section 203 of the DGCL, which prevents an
"interested  stockholder" (defined in Section 203, generally, as a person owning
15% or more of a  corporation's  outstanding  voting  stock) from  engaging in a
"business combination" with a publicly-held Delaware corporation for three years following  the date such person became an interested  stockholder,  unless:  (i)
before such person became an interested  stockholder,  the board of directors of the  corporation  approved the  transaction in which the interested  stockholder became an interested stockholder or approved the business combination; (ii) upon consummation  of the transaction  that resulted in the interested  stockholder's becoming an interested stockholder, the interested stockholder owns at least 85%
of the voting stock of the  corporation  outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder,  the business combination is approved  by the board of  directors  of the  corporation  and  authorized  at a meeting of  stockholders  by the  affirmative  vote of the holders of 66% of the outstanding  voting  stock  of the  corporation  not  owned  by  the  interested stockholder. A "business combination" includes mergers, stock or asset sales and
other   transactions   resulting  in  a  financial  benefit  to  the  interested
stockholder.

            The  provisions  of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.

            FalconStor  Software,   Inc.  maintains  a  directors  and  officers
insurance and company  reimbursement  policy.  The policy insures  directors and officers against  unindemnified loss arising from certain wrongful acts in their capacities  and  reimburses  FalconStor  Software,  Inc. for such loss for which
FalconStor  Software,  Inc. has lawfully indemnified the directors and officers.
The policy  contains  various  exclusions,  none of which relate to the offering hereunder.  FalconStor Software, Inc. also has agreements with its directors and officers providing for the indemnification thereof under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8.  EXHIBITS

           4.1   2000 Stock  Option  Plan,  as amended,  incorporated  herein by reference to the  Company's  annual report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 17, 2003.
           4.2   1994  Outside   Directors   Stock  Option  Plan,   as  amended,
                 incorporated herein by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 17, 2003.
          *5.1   Opinion of Olshan Grundman Frome Rosenzweig & Wolosky as to the
                 legality of the stock covered by this registration statement.

                                      II-2

         *23.1   Consent of KPMG LLP, independent public accountants.
         *23.3   Consent of Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP
                 (included in exhibit 5.1).
         *24.1   Powers of Attorney (included on signature page).

------------------
    *   Filed herewith.

ITEM 9.  UNDERTAKINGS.

            A. The undersigned registrant hereby undertakes:

               (1)  To file,  during  any  period  in which  offers or sales are being made, a post-effective  amendment to this Registration
                    Statement:

                    (i)  To include any prospectus  required by Section 10(a)(3)
                         of the Securities Act of 1933;

                   (ii)  To  reflect  in the  prospectus  any  facts  or  events arising  after the effective  date of the  Registration
                         Statement (or the most recent post-effective  amendment
                         thereof)  which,  individually  or  in  the  aggregate,
                         represent a fundamental  change in the  information set
                         forth in the Registration Statement;

                  (iii)  To include any material information with respect to the plan of  distribution  not previously  disclosed in the
                         Registration  Statement or any material  change to such
                         information in the Registration Statement;

                    PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply  if  the  information  required  to be  included  in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section
                    13 or 15(d) of the Securities  Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

               (2)  That,  for the purposes of determining  any liability  under
                    the  Securities  Act  of  1933,  each  such   post-effective
                    amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such  securities  at that time  shall be deemed to be the initial bona fide offering thereof; and

               (3)  To remove  from  registration  by means of a  post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                      II-3

            B.   The undersigned registrant hereby undertakes that, for purposes of determining  any liability under the Securities Act of 1933, each  filing of the  registrant's  annual  report  pursuant  to
                 Section 13(a) or 15(d) of the  Securities  Exchange Act of 1934
                 (and,  where  applicable,  each filing of an  employee  benefit
                 plan's  annual   report   pursuant  to  Section  15(d)  of  the
                 Securities  Exchange  Act of  1934)  that  is  incorporated  by reference in this Registration  Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C.   Insofar as  indemnification  for liabilities  arising under the
                 Securities Act of 1933 may be permitted to directors,  officers and  controlling  persons  of the  registrant  pursuant  to the foregoing  provisions,  or otherwise,  the  registrant has been advised  that in the  opinion of the  Securities  and  Exchange
                 Commission  such  indemnification  is against  public policy as expressed  in the  Securities  Act of 1933  and is,  therefore, unenforceable.  In the event  that a claim for  indemnification against  such  liabilities  (other  than  the  payment  by  the registrant of expenses incurred or paid by a director,  officer or  controlling  person  of the  registrant  in the  successful defense of any action,  suit or proceeding) is asserted by such director,  officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion  of its  counsel  the  matter  has  been  settled  by a
                 controlling  precedent,   submit  to  a  court  of  appropriate
                 jurisdiction the question whether such indemnification by it is against  public  policy as expressed in the  Securities  Act of
                 1933 and will be  governed  by the final  adjudication  of such issue.

                                      II-4

                                   SIGNATURES

            In accordance  with the  requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements of filing on Form S-8 and authorizes this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the  Town of  Melville,  State of New  York,  on the 19th day of
March, 2003.

                                        FALCONSTOR SOFTWARE, INC.
                                        -------------------------
                                        (Registrant)

                                        By: /s/ ReiJane Huai
                                            ------------------------------------
                                            ReiJane Huai
                                            President and Chief Executive Officer

                                      II-5

                                POWER OF ATTORNEY

            KNOW ALL MEN BY THESE  PRESENTS,  that each person  whose  signature appears below  constitutes and appoints each of ReiJane Huai and Jacob Ferng his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution,  for and in his or her  name,  place and  stead,  in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same,  with all exhibits  thereto,  and other  documents in  connection therewith,  with the  Securities  and Exchange  Commission,  granting  unto said attorney-in-fact  and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all  intents  and  purposes  as he or she might or could do in  person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement  has  been  signed  by  the  following  persons  in  the capacities and on the date indicated.

          Signature                    Title                             Date
          ---------                    -----                             ----

/s/ ReiJane Huai               Director, President and Chief        March 17, 2003
--------------------------     Executive Officer (Principal
ReiJane Huai                   Executive Officer)

/s/ Jacob Ferng                Vice President and Chief Financial   March 17, 2003
--------------------------     Officer (Principal Financial
Jacob Ferng                    Officer and Principal Accounting
                               Officer)

                                      II-6

/s/ Lawrence S. Dolin         Director                             March 17, 2003
--------------------------
Lawrence S. Dolin

/s/ Steven H. Owings          Director                             March 17, 2003
-------------------------
Steven H. Owings

/s/ Steven R. Fischer         Director                             March 17, 2003
-------------------------
Steven R. Fischer

                                      II-7

                                  EXHIBIT INDEX

4.1         2000 Stock Option Plan, as amended, incorporated herein by reference to the  Company's  annual  report on Form 10-K for the  fiscal  year ended December 31, 2002, filed on March 17, 2003.

4.2         1994 Outside  Directors Stock Option Plan, as amended,  incorporated herein by reference to the Company's  annual report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 17, 2003.

*5.1        Opinion of Olshan Grundman Frome Rosenzweig &  Wolosky as to the
            legality of the stock covered by this registration statement.

*23.1       Consent of KPMG LLP, independent public accountants.

*23.3       Consent  of  Olshan  Grundman  Frome   Rosenzweig & Wolosky  LLP
            (included in exhibit 5.1).

*24.1       Powers of Attorney (included on signature page).

------------------
*   Filed herewith.